Exhibit 99.1

Press Release	Source: Pizza Inn, Inc.

Pizza Inn, Inc. Announces Ronald W. Parker Terminated as Chief Executive Officer and President
Tuesday December 14, 7:55 am ET

THE COLONY, Texas, Dec. 14 /PRNewswire-FirstCall/ — PIZZA INN, INC. (Nasdaq: PZZI — News) At a special meeting held on December 11, 2004, the board of directors of Pizza Inn, Inc. terminated Ronald W. Parker pursuant to a notice of termination for violations of his employment agreement. Mr. Parker had served as Chief Executive Officer and President. Pizza Inn will immediately commence a nationwide search for a new Chief Executive Officer.

The board of directors appointed Rod McDonald, Pizza Inn’s Secretary and General Counsel, as Acting Chief Executive Officer. Mr. McDonald joined Pizza Inn in 1997 and previously worked at TCBY Enterprises, Inc., an international operator and franchisor of frozen yogurt retail stores.

Mark Schwarz, Chairman of the Board of Pizza Inn, commented, “Rod McDonald has many years of outstanding service with Pizza Inn. The board of directors of Pizza Inn will be working closely with Rod to ensure a smooth transition during this period for employees and franchisees. We will immediately begin looking for an outstanding leader to serve as the permanent Chief Executive Officer of Pizza Inn.”

Pizza Inn also announced that its Annual Meeting of Shareholders, originally scheduled for December 15, 2004, has been postponed. A new record date and new annual meeting date will be announced at a later time.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services. Pizza Inn franchises over 400 restaurants with annual chainwide sales of approximately $170 million.

Pizza Inn, Inc. 3551 Plano Parkway The Colony, TX 75056	For more information contact: Rod McDonald Acting Chief Executive Officer (469) 384-5000

For more information about the company, visit Pizza Inn at http://www.pizzainn.com .

Source: Pizza Inn, Inc.